OccuLogix Expands Focus on Age-Related Eye Diseases

TORONTO, ON—April 4, 2006— OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) today provided a strategic update and announced its planned acquisition of SOLX, Inc. of Boston, Massachusetts.

On March 9, 2006, OccuLogix announced positive results from the modified per-protocol analysis of MIRA-1, the Company's recently completed pivotal (phase III) clinical trial using its RHEO™ System to treat the dry form of age-related macular degeneration ("Dry AMD"). OccuLogix plans on meeting with the U.S. Food and Drug Administration (“FDA”) in the second quarter to discuss what impact the MIRA-1 study results and the modified per-protocol analysis will have on its application to market its RHEO™ System in the United States. While the Company cannot predict what the FDA will require for approval, management believes that it is more likely than not that further study will be required due to the fact that the modified per-protocol population comprised 115 complete data sets while the Company had been required to obtain a minimum of 150 complete data sets.

OccuLogix’s Planned Acquisition of SOLX, Inc.

Expanding OccuLogix’s ophthalmic pipeline beyond the RHEO™ procedure for Dry AMD was already a longer-term corporate objective. In light of the possible delay in the U.S. commercial launch of its RHEO™ System, the Company has accelerated its diversification plans, focusing on age-related eye diseases like AMD and glaucoma as they are expected to be the fastest growing segments of eye care over the next 10 years.

OccuLogix has initiated its expansion into the glaucoma space by signing a Letter of Intent to acquire SOLX, Inc. Based at the world renowned Boston University Photonics Center, SOLX is a privately held company that has developed a next generation system that represents a paradigm shift in the way glaucoma is currently treated. The DeepLight® Glaucoma Treatment System (“DeepLight® System”) includes the DeepLight® 790 Titanium Sapphire Laser and the novel DeepLight® Gold Micro-Shunt, which can be used separately or together to provide patients with multiple options for maximum intraocular pressure (“IOP”) management. Both of the components of SOLX’s DeepLight® System have received CE approval from the European Agency for the Evaluation of Medicinal Products and are currently the subject of two randomized, multi-center studies in the United States. SOLX expects to obtain 510K approval to market both components of the DeepLight® System in the United States before the end of 2007. While financial terms of the transaction were not disclosed, OccuLogix will provide SOLX with a $2 million bridge loan and has advised that it expects substantially all of the purchase price of SOLX to be paid in OccuLogix stock.

Elias Vamvakas, OccuLogix’s Chairman and CEO, commented “We’re excited to be expanding our focus beyond Dry AMD by entering the fast-growing glaucoma space. Paralleling our own novel device approach to the treatment of age-related eye diseases, we believe that SOLX’s product portfolio represents the perfect fit for OccuLogix’s development and commercialization capabilities. Like our RHEO™ system, the DeepLight® System has the potential to represent a significant benefit for patients, as well as a tremendous market opportunity for OccuLogix.”

Doug Adams, SOLX’s President and CEO, commented “SOLX and OccuLogix together will provide new hope for the patients suffering from these potentially blinding eye diseases. Together we will continue to focus our commitment and resources in changing the very paradigm by which physicians view and treat age-related eye diseases.”

Management Changes

In connection with its new strategic direction, OccuLogix has made a number of structural and management changes designed to both support the continued development of its existing Dry AMD program and to execute on its accelerated diversification strategy within ophthalmology.

Nozhat Choudry, Ph.D., has recently joined OccuLogix as Vice President, Clinical Research. Dr. Choudry has an accomplished history in global drug development and clinical trial management. She joined OccuLogix from Boehringer Ingelheim, where she worked for the past 9 years, most recently as Director of the National Medicine Department. From March 1993 to August 1996, Dr. Choudry worked at Ciba-Geigy (now Novartis Corporation) where she held increasingly senior roles in drug development and clinical trial management. Dr. Choudry earned her Ph.D. in Clinical Pharmacology at the Royal Postgraduate Medical School in London, England and has done extensive post-graduate research and publishing in both pharmacology and medicine. She has served on several committees in the National Science and Engineering Research Committee of Canada and has an appointment at the University of Toronto as lecturer. Dr. Choudry will be assuming the responsibilities of Irving Siegel, M.D., OccuLogix’s Vice President, Clinical Affairs, who will be leaving the company to pursue other opportunities.

Steve Westing, Ph.D., has been appointed OccuLogix’s Vice President, Medical and Scientific Development, effective April 10, 2006. Dr. Westing will be primarily responsible for identifying and developing relationships with key opinion leaders within ophthalmology, and for managing the recruitment of trial sites and patients to participate in OccuLogix sponsored clinical studies. Dr. Westing is joining OccuLogix from Genentech, Inc. (NYSE:DNA), where he most recently served as Associate Director - Advisory and Thought Leader Services. In that role, Dr. Westing helped establish the thought leader development program for Genentech’s newly launched Lucentis franchise and he served as a member of Genentech’s ophthalmology commercial strategy team. Before joining Genentech in May 1996, Dr. Westing worked at Loredan Biomedical, Inc. from May 1990. There, he held increasingly senior roles in product sales and development. Dr. Westing earned his Ph.D. in Muscle Physiology at The Karolinska Institute, Stockholm, Sweden.

Mr. William (Bill) G. Dumencu, CA, has been appointed as the company's interim Chief Financial Officer and Treasurer, effective April 10, 2006. Mr. Dumencu has served as OccuLogix’s V.P. Finance since June 2005 and was previously OccuLogix’s Chief Financial Officer and Treasurer from September 2003. Mr. Dumencu succeeds John Y. Caloz who will be leaving the company to pursue other opportunities.

“I deeply appreciate all of the hard work and valuable insights that John Caloz and Irv Siegel provided and wish them both well in their future endeavors,” said Vamvakas. “I’m also excited to welcome Drs. Choudry and Westing to the Company. I look forward to their input as we work toward building a strong leadership position for OccuLogix within the ophthalmic device space.”

About AMD

Age-related macular degeneration causes damage to the macula - the light-sensitive cells at the center of the retina at the back of the eye. The macula is responsible for our ability to see with enough detail to read, drive, watch television and perform other activities that require focused, straight-ahead vision, as well as providing information that allows us to perceive colors; thus, allowing one to maintain independence in daily activities.

There are two types of AMD - "dry", or non-exudative, and "wet", or exudative. Dry AMD, the most common form of the disease, currently afflicts approximately 13.0 to 13.5 million people in the United States, representing approximately 85% to 90% of all AMD cases in the country. Currently, there is no FDA approved treatment for Dry AMD.

About Glaucoma

Glaucoma is a group of age-related eye diseases characterized by elevated intraocular pressure, which cause optic nerve damage and subsequent loss of eyesight. At first, peripheral vision is lost. If glaucoma is not treated, vision loss may continue, leading to total blindness over time.

Worldwide, it is estimated that approximately 67 million people have visual impairment from glaucoma, with 6.7 million suffering from blindness. In the United States, approximately 2.2 million people age 40 and older have glaucoma, and of these, as many as 120,000 are blind due the disease. The number of Americans with glaucoma is estimated to increase to 3.3 million by the year 2020

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to market. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'. Visit us on the internet at www.occulogix.com (corporate) and www.rheo.com (healthcare professionals, patients and caregivers).

About SOLX, Inc.

Based at the Boston University Photonics Center in Boston, Massachusetts, SOLX is a privately held company developing new approaches to glaucoma treatment. SOLX’s DeepLight® Glaucoma Treatment System is being developed to provide physicians with new tools to reduce intraocular pressure. More information can be found online at www.SOLX.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com